EXHIBIT (10b)


                        ADDENDUM NUMBER TWO TO
                     SUPPLEMENTAL LETTER AGREEMENT


		This document is a Second Addendum to the Supplemental Letter Agreement dated October 21, 1991, between Zenith Electronics Corporation (the "Company"), Glenview, Illinois and ALBIN
F. MOSCHNER (the "Employee").

		1. Purpose. The purpose of this Second Addendum is to supplement and amend the Supplemental Letter Agreement between the parties dated October 21, 1991, (the "Letter Agreement") as supplemented and amended by the Addendum to Supplemental Letter Agreement between the parties dated October 21, 1991 (the "First Addendum"). Except to the extent amended by this Second Addendum, all provisions of the Letter Agreement and the First Addendum shall remain in full force and effect.

		2. Definitions. All capitalized terms used herein that are not defined herein shall have the respective meanings assigned to such terms by the Letter Agreement or the First Addendum, as the case may be.

		3.  Accelerated Vesting of Long-Term Incentive Awards.
(a) Options and Restricted Stock. Notwithstanding anything in the Letter Agreement, the First Addendum or any other contract or agreement between the parties to the contrary, upon the occurrence of a Change in Control, (i) any options then held by the Employee which are not then exercisable shall thereupon become and thereafter remain exercisable in full for the remainder of their respective terms, and (ii) any shares of Zenith stock then owned by the Employee but subject to restrictions on transferability or a risk of forfeiture shall thereupon become transferable, fully vested and no longer subject to any restrictions.

		(b) Other Long-Term Incentive Awards. In the event the Employee is a participant in any long-term incentive program maintained by the Company at the date on which a Change in Control occurs, a lump sum cash payment shall be made to the Employee equal to
(i) the value of any Zenith shares (exclusive of any Zenith shares theretofore distributed to the Employee pursuant to the award) and (ii) any cash (exclusive of any cash theretofore distributed to Employee pursuant to the award) to which Employee would have been entitled for the full measuring period specified in the long-term incentive award determined as if the Employee will continue in the employ of the Company for such full measuring period and as if all target levels specified in the award will be achieved. For purposes of this paragraph, the value of any Zenith shares shall be determined pursuant to the second sentence of Section 6B.(1)(e) of the First Addendum. Upon receipt by the Employee of the payment required under this Section 3(b), any such award and the provisions of
Section 6b.1(c) of the Letter Agreement shall be deemed to be satisfied in their entirety.

		4.	Certain Additional Payments by the Company.
(a)  Notwithstanding anything in the Letter Agreement, the First
Addendum (including Section 7 thereof) or any other contract or agreement to the contrary, in the event it shall be determined that any payment (including the acceleration of any stock option or other award) or distribution by the Company or its affiliated companies to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up
Payment equal to the Excise Tax imposed upon the Payments.
		(b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting
Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting
Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-
Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

		(c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

		(1) give the Company any information reasonably requested by the Company relating to such claim,

		(2)	take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

		(3) cooperate with the Company in good faith in order effectively to contest such claim, and

		(4)	permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax
(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax
(including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

		(d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(c), Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

		5. Miscellaneous. The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 are hereby incorporated herein by cross-reference and shall be applicable as if set forth herein.

Dated:	April 4, 1995

ZENITH ELECTRONICS CORPORATION

By /s/ Michael J. Kaplan
___________________________
Title  Vice President-Human Resources


/s/ Albin F. Moschner
_______________________________
Employee